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                                                                   EXHIBIT 3.1

                           SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         SKILLED HEALTHCARE GROUP, INC.

            Skilled Healthcare Group, Inc., (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby does certify as follows:

            1. This Corporation was originally incorporated under the name "Fountain View Management, Inc." and the original Certificate of Incorporation of this Corporation was filed with the Secretary of State of Delaware on July 14, 1997 (the "Original Certificate of Incorporation").

            2. On October 2, 2001, the Corporation filed a petition in the United States Bankruptcy Court for the Central District of California, Los Angeles Division (the "Bankruptcy Court") seeking relief under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. Section 101-1130 (the "Bankruptcy Code").

            3. An Amended and Restated Certificate of Incorporation was duly adopted pursuant to a plan of reorganization confirmed by an order of the Bankruptcy Court on July 10, 2003 in accordance with Section 303 of Title 8 of the General Corporation Law of the State of Delaware, and filed with the Secretary of State of Delaware on August 14, 2003 (the "First Restated Certificate of Incorporation").

            4. An amendment to the First Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on October 14, 2003, changing the name of the Corporation from "Fountain View, Inc." to "Skilled Healthcare Group, Inc."

            5. This Second Amended and Restated Certificate of Incorporation (the "Second Restated Certificate of Incorporation"), which restates and integrates and further amends the First Restated Certificate of Incorporation, as heretofore amended or supplemented, was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

            6. The Certificate of Incorporation of this Corporation shall be amended and restated to read in full as follows:

      FIRST: The name of this Corporation is Skilled Healthcare Group, Inc.

      SECOND: The address of the Corporation's registered office in the State of Delaware is 9 East Loockerman Street, Suite 1B, Dover, Kent County, Delaware 19901. The name of the Corporation's registered agent at such address is National Registered Agents, Inc.

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      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of the State of Delaware.

      FOURTH: A description of each class and series of stock of the Corporation and the voting rights, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof is as follows:

      1. Capital Stock. The Corporation shall have two classes of capital stock (the "Capital Stock"): Common Stock, $0.01 par value per share (the "Common Stock"), and Preferred Stock, $0.01 par value per share (the "Preferred Stock").

                  (a) Number of Shares. The total authorized number of shares of each class of Capital Stock is (i) 2,500,000 shares of Common Stock, and
      (ii) 1,000,000 shares of Preferred Stock, of which 15,000 shares have been designated "Series A Preferred Stock".

                  (b) Preferred Stock. The Preferred Stock may also be issued from time to time in one or more series. The Board of Directors ("Board") is hereby authorized to provide by resolution for the issuance of shares of Preferred Stock in one of more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as "Preferred Stock Designation"), setting forth such resolution, to establish by resolution from time to time the number of shares to be included in each such series, and to fix by resolution the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

                        (i) The designation of the series, which may be by
            distinguishing number, letter or title;

                        (ii) The number of shares of the series, which number
            the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

                        (iii) The amounts or rates at which dividends will be
            payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

                        (iv) Dates at which dividends, if any, shall be payable;

                        (v) The redemption rights and price or prices, if any,
            for shares of the series;

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                        (vi) The terms and amount of any sinking fund, if any,
            provided for the purchase or redemption of shares of the series;

                        (vii) The amounts payable on, and the preferences, if
            any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

                        (viii) Whether the shares of the series shall be
            convertible into, or exchangeable, or redeemable for, shares of any other class or series, or any other security, of the Corporation or any other Corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

                        (ix) The voting rights, if any, of the holders of shares
            of the series generally or upon specified events; and

                        (x) Any other rights, powers, preferences of such shares
            as are permitted by law.

                  (c) Series of Common Stock. 2,125,000 shares of the Common Stock shall be designated "Class A Common Stock" (the "Class A Common Stock") and 375,000 shares of the Common Stock shall be designated "Class B Non-Voting Common Stock" (the "Class B Common Stock").

                  (d) Reclassification

                        (i) Effective at the time of the filing with the
            Secretary of State of Delaware of this Second Amended and Restated Certificate of Incorporation each share of the Corporation's Common Stock, $0.01 par value per share (the "Old Common Stock"), issued and outstanding or held in treasury immediately prior to such time shall, without any action on the part of the respective holders thereof, be reclassified into one (1) fully paid and non-assessable share of Class A Common Stock, par value $0.01 per share.

                        (ii) Any stock certificate that immediately prior to the
            time of the filing of this Second Amended and Restated Certificate of Incorporation represented shares of Old Common Stock shall, from and after such time and without the necessity of presenting the same for exchange, represent the same number of shares of Class A Common Stock as the number of shares of Old Common Stock previously represented by such certificate.

                        (iii) The Corporation or its transfer agent shall
            promptly issue certificates representing the Class A Common Stock in exchange for each

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            certificate representing the Old Common Stock (which such
            certificate shall be marked cancelled).

      2. Dividends and Other Distributions.

                  (a) Dividends on the Series A Preferred Stock.

                        (i) Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of funds legally available therefor, a dividend at the annual rate of 12% of the Base Amount (as hereinafter defined) of each share of Series A Preferred Stock from and including the date of issuance of such share to and including the day on which the Liquidation Value (as hereinafter defined) of such share is paid. Such dividends shall accrue from day to day, whether or not earned or declared, on each issued and outstanding share of Series A Preferred Stock, and shall be cumulative. The date on which the Corporation initially issues any share of Series A Preferred Stock will be deemed to be its "date of issuance" regardless of the number of times transfer of such share is made on the stock records of the Corporation and regardless of the number of certificates which may be issued to evidence such share, provided, however, that all shares of Series A Preferred Stock issued prior to the first Dividend Reference Date (as hereinafter defined) shall be deemed, for purposes of this Subsection
      (a), to have been issued on March 27, 1998.

                        (ii) If declared by the Board, dividends on each share of Series A Preferred Stock shall be paid on each March 31, commencing March 31, 2004 (the "Dividend Reference Dates"), while such share is outstanding.

                        (iii) Any dividends that accrue on any share of Series A Preferred Stock during the period ending upon such Dividend Reference Date that are not paid on such Dividend Reference Date and that have not previously been added to the Base Amount of such share shall automatically be added to the Base Amount of such share and will remain a part thereof until such dividends are paid, at which time the Base Amount shall be reduced by such payment.

                        (iv) The "Base Amount" of any share of Series A Preferred Stock as of a particular date shall be an amount equal to the sum of $1,000.00 plus any unpaid dividends on such share added to the Base Amount of such share as provided above and not thereafter paid.

                  (b) Dividends on Common Stock. The holders of record of Common Stock shall be entitled to receive such dividends ratably as may from time to time be declared by the Board out of funds legally available therefor.

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      3. Voting Rights.

            Subject to the rights of series of Preferred Stock which may from time to time come into existence, at every meeting of the stockholders (or for actions by written consent of stockholders), except as otherwise required by law, on all matters to be voted on by the stockholders of the Corporation, the following provisions shall apply:

                  (a) Voting as a Single Class. Except as otherwise required by law, the holders of the Class A Common Stock and Series A Preferred Stock shall vote together as a single class on all matters presented to the stockholders.

                  (b) Voting by Series A Preferred Stock. In any matter to be voted on by the holders of the Series A Preferred Stock, each holder of Series A Preferred Stock shall have one tenth of one vote for each such share held by such holder.

                  (c) Voting by Class A Common Stock. In any matter to be voted on by the holders of the Common Stock, each holder of Class A Common Stock shall have one vote for each such share held by such holder.

                  (d) Voting by Class B Common Stock. The Class B Common Stock shall be non-voting, and the holders thereof, as such, shall not be entitled to vote on matters to be voted upon by the stockholders of the Corporation.

      4. Liquidation.

                  (a) Series A Preferred Stock. Subject to the rights of any series of Preferred Stock which may from time to time come into existence, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled, before any distribution or payment is made upon any shares of Common Stock, to be paid in cash, in respect of each share of Series A Preferred Stock held by such holder, an amount equal to the Base Amount of such share on such date, plus all unpaid dividends accrued on such share from the previous Dividend Reference Date through the close of business on the date of payment (the "Liquidation Value"). If upon such liquidation, dissolution or winding up, the assets to be distributed among the holders of the shares of Series A Preferred Stock shall be insufficient to permit payment to the holders thereof of such amounts, then all of the assets of the Corporation then remaining and legally available for distribution shall be distributed ratably among the holders of the shares of Series A Preferred Stock.

                  (b) Common Stock. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment in full of the Liquidation Value of the Series A Preferred Stock and subject to the rights, if any, of the holders of any other series of Preferred Stock which may from time to time come into existence having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled to

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      receive ratably all remaining assets of the Corporation to be distributed among them, based upon the number of shares of Common Stock held by each such holder, subject to the provisions of paragraph (c) of this Section 4.

                  (c) Distribution among the Holders of Class A Common Stock and Class B Common Stock. All amounts distributable in respect of the Class A Common Stock and the Class B Common Stock shall be divided among such shares in the following proportions:

                        (i) Preference of Class A Common Stock. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Class A Common Stock shall be entitled, before any distribution or payment is made upon any Class B Common Stock, to be paid in cash, in respect of each share of Class A Common Stock an amount per share equal to One Hundred Million Dollars ($100,000,000) divided by the number of the then outstanding shares of Class A Common Stock (the "Per Share Class A Common Stock Preference"). If upon such liquidation, dissolution or winding up, the assets to be distributed shall be insufficient to permit payment to the holders of the Class A Common Stock of the Per Share Class A Common Stock Preference, then all of the assets of the Corporation to be distributed shall be distributed ratably among the holders of the shares of Class A Common Stock.

                        (ii) Preference of Class B Common Stock. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment in full of the Per Share Class A Common Stock Preference, the holders of Class B Common Stock shall be entitled, before any further distribution or payment is made upon any shares of Class A Common Stock, to be paid in cash, in respect of each share of Class B Common Stock held by such holder, an amount equal to the Per Share Class A Common Stock Preference multiplied by such holder's Adjustment Factor (the "Per Share Class B Common Stock Preference"). For these purposes, the Adjustment Factor is based on the Terminal Equity Value of the Corporation, as such terms are defined in such holder's Restricted Stock Agreement with the Corporation, as the same may be amended from time to time (the "Applicable Restricted Stock Agreement"). The Adjustment Factor may result in the Per Share Class B Common Stock Preference being less than the Per Share Class A Common Stock Preference. The Per Share Class B Common Stock Preference may differ among the holders of the Class B Common Stock as a result of varying Adjustment Factors that apply to the various holders. Each holder's Adjustment Factor and Terminal Equity Value shall be determined by the Corporation's Board of Directors pursuant to the terms of the Applicable Restricted Stock Agreement. The Terminal Equity Value of the Corporation shall be measured as of the date of such liquidation, dissolution or winding up of the Corporation, except to the extent there has been a Qualifying Termination (as defined in the Applicable Restricted Stock Agreement) of a holder of shares of Class B Common Stock that occurs more than nine months prior to such liquidation, dissolution or winding up of the Corporation, in which event, Terminal Equity Value of the Corporation for such

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      holder's Class B Common Stock only shall be measured as of the date of such holder's Qualifying Termination.

      If upon such liquidation, dissolution or winding up of the Corporation, after payment in full of the Per Share Class A Common Stock Preference to the holders of the Class A Common Stock, the remaining assets to be distributed shall be insufficient to permit payment of an amount to the holders of the Class B Common Stock equal to the Per Share Class B Common Stock Preference, then all of the assets of the Corporation then remaining and which are to be distributed shall be distributed ratably among the holders of the shares of Class B Common Stock, based on each holder's relative rights that may result due to application of the Adjustment Factors.

                        (iii) Distribution of Remaining Assets. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment is made to the holders of the Class A Common Stock and the Class B Common Stock as provided in the preceding paragraphs (i) and (ii) of this Section 4(c), the holders of the Class A Common Stock and the Class B Common Stock shall be entitled to receive ratably all remaining assets of the Corporation to be distributed among them pursuant to Section 4(b), based on the number of shares of Class A Common Stock and Class B Common Stock held by each such holder, and as to each holder of Class B Common Stock, after application of such holder's Adjustment Factor.

      5. Redemption of Series A Preferred Stock.

                  (a) Redemption Upon Initial Public Offering.

                        (i) Promptly after the closing of an underwritten, initial public offering of the Corporation's Common Stock for cash pursuant to a registration statement under the Securities Act of 1933, as amended, the Corporation shall redeem, out of funds legally available therefor, all outstanding shares of the Series A Preferred Stock by paying in cash to the holders thereof an amount equal to the Liquidation Value thereof. Such payment shall be made to the record holders of the Series A Preferred Stock and shall be accompanied by written notice specifying the number of shares that are being redeemed from each holder.

                        (ii) If the funds legally available to redeem shares of Series A Preferred Stock under this Section 5(a) of this Article FOURTH are insufficient to redeem all of the outstanding shares of Series A Preferred Stock at any time, the Corporation shall redeem the maximum number of shares of Series A Preferred Stock that the Corporation has funds legally available therefor on a pro rata basis among all of the holders of Series A Preferred Stock according to the number of shares of Series A Preferred Stock owned by each holder, and shall quarterly thereafter redeem the maximum number of shares of Series A Preferred Stock that the Corporation has funds legally available therefor on a pro rata basis among all of the holders of Series A Preferred Stock according to the number of shares of Series A Preferred Stock then owned by each holder.

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                        (iii) Promptly after each holder of Series A Preferred
      Stock has received payment of the Liquidation Value thereof, such holder shall surrender certificates evidencing the Series A Preferred Stock so redeemed, and shall thereupon be entitled to receive a replacement certificate for any shares of Series A Preferred Stock not redeemed.

                        (iv) After any payment under this Section 5(a) of this Article FOURTH, the redeemed shares of Series A Preferred Stock shall be cancelled on the Corporation's records and shall cease to be outstanding.

                  (b) Redemption at Corporation's Option.

                        (i) The Corporation may at any time, at its option, redeem some or all shares of Series A Preferred Stock, out of funds legally available therefor, at a price per share equal to the Liquidation Value as of the date of redemption. Such redemption shall be made by paying such amount to the record holders of the Series A Preferred Stock and shall be accompanied by written notice specifying the number of shares that are being redeemed from each holder. All such redemptions shall be pro rata among the holders of Series A Preferred Stock according to the number of shares of Series A Preferred Stock owned by each holder.

                        (ii) Promptly after each record holder of Series A Preferred Stock has received payment of the Liquidation Value thereof pursuant to this Section 5(b) of this Article FOURTH, such holder shall surrender certificates evidencing the Series A Preferred Stock so redeemed, and shall thereupon be entitled to receive a replacement certificate for any shares of Series A Preferred Stock not redeemed.

                        (iii) After any payment under this Section 5(b) of this Article FOURTH, the redeemed shares of Series A Preferred Stock shall be cancelled on the Corporation's records and shall cease to be outstanding.

                  (c) Mandatory Redemption.

                        (i) The Corporation shall, on the first business day following May 1, 2010 (or, if the Corporation's Senior Subordinated Secured Increasing Rate Notes due 2008 have not then been paid in full, immediately after the date on which such Notes have been paid in full), redeem all shares of Series A Preferred Stock then outstanding, out of funds legally available therefor, at a price per share equal to the Liquidation Value as of the date of redemption. Such redemption shall be made by paying such amount to the record holders of the Series A Preferred Stock and shall be accompanied by written notice specifying the number of shares that are being redeemed from each holder. In the event the funds legally available to redeem shares of Series A Preferred Stock are insufficient to redeem all of the outstanding shares of Series A Preferred Stock, the Corporation shall redeem the maximum number of shares of Series A Preferred Stock that the Corporation has funds legally available therefor on a pro rata basis among the holders of Series A Preferred Stock and shall quarterly thereafter redeem the maximum

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      number of shares of Series A Preferred Stock that the Corporation has funds legally available therefor on a pro rata basis among the holders of Series A Preferred Stock, at the then applicable Liquidation Value. All such redemptions shall be pro rata among the holders of Series A Preferred Stock.

                        (ii) Promptly after each record holder of Series A Preferred Stock has received payment of the Liquidation Value thereof pursuant to this Section 5(c) of this Article FOURTH, such holder shall surrender certificates evidencing the Series A Preferred Stock so redeemed, and shall thereupon be entitled to receive a replacement certificate for any shares not redeemed.

                        (iii) After any payment under this Section 5(c) of this Article FOURTH, the redeemed shares shall be canceled on the Corporation's records and shall cease to be outstanding.

      6. Conversion Rights.

                  (a) No Conversion Rights for Series A Preferred Stock. The holders of the Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or any other interest in, the Corporation.

                  (b) Conversion Rights for the Class B Common Stock. The holders of the Class B Common Stock shall have the following conversion rights:

                        (i) Automatic Conversion. Each share of Class B Common Stock shall automatically convert into Class A Common Stock, without the payment of any additional consideration by the holder thereof to the Corporation, immediately prior to:

                  (A) The closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public and the Common Stock becomes listed or quoted on a national security exchange or in the NASDAQ National Market Quotation System ("IPO"); or

                  (B) The date as of which at least a majority of the Class A Common Stock is sold in a single transaction or series of substantially related transactions and, unless otherwise approved by the Corporation's Board, the consideration paid is cash or marketable securities, in each case as determined in good faith by the Corporation's Board ("Stock Sale").

                        (ii) Conversion Ratio. Each share of the Class B Common Stock held by a holder shall convert into not more than one share of Class A Common

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      Stock, with the exact number to be based on the "Conversion Ratio" set forth in, and determined pursuant to, the Applicable Restricted Stock Agreement of such holder. The applicable Conversion Ratio is based on the Terminal Equity Value of the Corporation and shall be determined by the Corporation's Board of Directors pursuant to the terms of that Applicable Restricted Stock Agreement. Terminal Equity Value shall be measured as of the date of such Stock Sale or IPO, as applicable, except to the extent there has been a Qualifying Termination of a holder of Class B Common Stock more than nine months prior to such Stock Sale or IPO, in which event, the Terminal Equity Value of the Corporation shall be measured for such holder's Class B Common Stock only as of the date of such holder's Qualifying Termination.

                        (iii) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Class B Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Class A Common Stock, as determined by the Corporation's Board of Directors pursuant to the Applicable Restricted Stock Agreement.

                        (iv) Adjustments for Stock Dividends, Subdivisions, Combinations or Consolidations of Class A Common Stock. In the event the outstanding shares of Class A Common Stock shall be subdivided (by stock split or otherwise), into a greater number of shares of Class A Common Stock, or the Corporation shall issue additional shares of Class A Common Stock in a stock dividend, or the outstanding shares of Class A Common Stock shall be combined or consolidated, by reclassification or otherwise, the Conversion Ratio for the Class B Common Stock then in effect shall, concurrently with the effectiveness of such subdivision, stock dividend, combination, consolidation or reclassification, be proportionately adjusted.

      7. No Sinking Fund. No sinking fund shall be established for the retirement or redemption of the Series A Preferred Stock.

      8. No Transfer of Class B Common Stock. No record or beneficial owner of shares of Class B Common Stock may transfer, sell, assign, gift, bequest, appoint or otherwise dispose of any shares of Class B Common Stock.

      9. No Other Rights. The Series A Preferred Stock and Class B Common Stock shall not have any designations, preferences, or relative, participating, optional, or other special rights, except as set forth in this Second Restated Certificate of Incorporation or as otherwise required by law.

      FIFTH: Following the date the Corporation first has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, no action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken by written consent without a meeting, except by a written consent signed by all stockholders of the Corporation entitled to vote thereon.

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      SIXTH:

      1. Elections of Directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

      2. The business and affairs of the Corporation shall be managed by or under the direction of the Board.

      3. Unless a greater vote requirement in any matter is provided in this Second Restated Certificate of Incorporation or the By-Laws, the affirmative vote of a majority of the Directors present and acting at a duly constituted meeting at which a majority of the entire Board is present and acting, is sufficient for all action of the Board.

      4. Any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board consent in writing to the adoption of resolutions authorizing the action.

      5. The Board shall have the power to adopt, amend or repeal the By-Laws of the Corporation.

      SEVENTH: The Board shall have that number of Directors set out in the By-Laws of the Corporation as adopted or as set from time to time by a duly adopted amendment thereto by the Directors or stockholders of the Corporation.

      EIGHTH: The Corporation shall have perpetual existence.

      NINTH:

      1. The personal liability of the Directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

      2. To the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, the Corporation shall indemnify each director and officer of the Corporation, and may indemnify any other persons to whom it shall have power to indemnify under said section, from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or

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            agent and shall inure to the benefit of the heirs, executors and administrators of such person.

      3. The right to indemnification conferred by this Article NINTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the person receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article NINTH.

      4. Neither any amendment nor repeal of this Article NINTH, nor the adoption of any provision of this Second Restated Certificate of Incorporation inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article NINTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

      TENTH:

      The Corporation reserves the right to amend and repeal any provision contained in this Second Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

                            [Signature Page Follows]

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            IN WITNESS WHEREOF, Skilled Healthcare Group, Inc., has caused this
Second Restated Certificate of Incorporation to be signed by Roland Rapp, its Secretary, this 4th day of March, 2004.

                                SKILLED HEALTHCARE GROUP, INC.


                                By:      \s\ Roland Rapp
                                         ---------------------------
                                         Roland Rapp
                                         Secretary

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